Exhibit 14.4

BAKER TILLY

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Stock Option Plan of Pointer Telocation Ltd., of our report dated 21st. March 2012, with respect to the financial statements of Pointer do Brazil Commercial S.A, included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended 31st. December 2011, filed with the Securities and Exchange Commission.

São Paulo, 28th. March 2012 /s/ BAKER TILLY BRASIL By RICARDO JULIO RODIL Accountant - CRC-1SP111444/O-1 BAKER TILLY BRASIL AUDITORES INDEPENDENTES S/S CRC-2SP016754/O-1